Exhibit 14

Dated June 28, 2006

J. CREW GROUP, INC.

CODE OF ETHICS AND BUSINESS PRACTICES

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Introduction

Our Code of Ethics and Business Practices is intended to facilitate positive and productive interactions in every place we do business and, in general, it is the responsibility of all associates and Directors to always:

•	Act professionally

•	Treat customers, business partners and each other with respect and consideration

•	Behave in an honest and ethical manner and act in good faith, responsibly and with due care, competence and diligence

•	Ensure the accuracy and integrity of the Company’s disclosures

•	Comply with all applicable laws where we do business

•	Refrain from disclosing or discussing confidential information

•	Protect Company property and assets

Each of us here at J.Crew is responsible, both to ourselves and to each other, for ensuring that the highest standards of business conduct are upheld and encouraged. Negative issues typically can be avoided by exercising good judgment. All supervisory and management personnel, including all officers and Directors of the Company, have a special responsibility to lead according to the standards in this Code of Ethics and Business Practices, in both words and action.

If you are uncertain about what to do in a situation, stop and seek help by referring to the relevant section of this Code or speak with your manager or Human Resources. Compliance with the provisions of this Code is a condition of each associate’s employment and any failure to follow these provisions could lead to corrective action, up to and including termination and possible civil and criminal charges.

All associates are required to sign the attached acknowledgement that they have read this Code, understand it and agree to observe it. In addition, the Chief Executive Officer, Chief Financial Officer and Controllers will be required at least annually to affirm, to the best of their knowledge, that they have complied with this Code, have no knowledge of any violation of this Code not previously reported and have not been requested to engage in any activity that would violate this Code.

Reporting Concerns

As part of our commitment to ethical and legal conduct, the Company expects all associates to report information regarding violations of this Code, Company policy or any federal, state or local laws or regulations, or any questionable accounting, auditing, financial reporting or internal controls matter. It is your responsibility to report any known or suspected violation promptly to any of the following:

•	Your manager

•	Human Resources

•	Legal Department

•	Loss Prevention Department or your RLPM

All reports will be treated confidentially to the extent reasonable and possible under the circumstances. Retaliation against associates reporting concerns in good faith is prohibited. If you feel uncomfortable doing so or believe that your concern has not been adequately addressed, you should report information to the Company’s toll-free ethics hotline (888.388.8666) where you have the option to remain anonymous. Failure to report knowledge of wrongdoing may result in disciplinary action, including termination.

Waivers

The provisions of this Code may be waived only by the Chief Financial Officer, General Counsel or Senior Vice President of Human Resources or, where an executive officer or a Director is involved, by the Board of Directors or a Board Committee. The Company will disclose such waiver to the extent required by law or regulation. Among other things, all waivers granted to executive officers and Directors will be disclosed to the Company’s stockholders.

Conduct in the Workplace

Associates are expected to uphold the highest standards of professionalism and integrity at all times. Conduct should be governed by sound judgment, consideration of others and respect for the Company and its property. We expect a respectful workplace with associates who are considerate of each other and who always act professionally. We have zero tolerance for any form of workplace violence or harassing, discriminatory or disrespectful behavior. These policies apply to our associates, Directors, applicants, customers, vendors and business partners.

Diversity

The society we live in is rich with the influences of different cultures. This diverse blending of backgrounds, beliefs and lifestyles is seen in our associates and customers. We place a high value on diversity and are committed to affirmatively providing equal opportunity to all associates and qualified applicants without regard to race, color, ancestry, national origin, religion, sex, marital status, age, sexual orientation, legally protected physical or mental disability or any other basis protected under applicable law. This policy guides all areas of our employment practices, including recruitment, hiring, compensation, training, promotions, transfers and terminations.

Discrimination and Harassment

Discrimination and harassment based on race, religion, gender, national origin, age, citizenship, sexual preference, marital status, disability or any other characteristic protected by federal, state or local laws are unlawful and will not be tolerated. Harassment includes slurs and any other offensive remarks, jokes and other graphic, verbal or physical conduct that could create an intimidating, offensive or hostile work environment or adversely affect employment opportunities. In addition, sexual harassment includes unwelcome sexual advances, requests for sexual favors, physical, verbal, visual or electronic conduct of a sexual nature, and any other behavior that is not welcome and personally offensive, or creates an intimidating, offensive or hostile work environment or adversely affect employment opportunities.

All associates are responsible for promptly reporting any acts of discrimination or harassment that they become aware of to management or Human Resources so that appropriate steps can be taken to resolve the issue. We will promptly and expeditiously investigate all allegations of discrimination and harassment and will, where appropriate, take corrective action up to and including termination. We will also maintain confidentiality to the extent reasonable and possible under the circumstances. Retaliation against any associate who asserts a good faith discrimination or harassment claim or participates in an investigation is prohibited.

Workplace Violence

One of our primary goals is to provide all associates with a safe, secure workplace with zero tolerance for workplace violence, threats or intimidation against associates by anyone, including customers, vendors or other associates. Any act or threat of violence is serious. Any associate who physically or verbally threatens, harasses someone at or from the workplace, or otherwise puts any individual’s safety or productivity at risk, will not be tolerated.

Alcohol and Drugs

We prohibit the possession, use, sale, purchase or transfer of illegal drugs and alcohol on our premises, in our vehicles and during work hours. The use of these substances is inconsistent with associate behavior expectations and undermines the Company’s ability to operate effectively. The only exception is that alcohol may be consumed by people of legal drinking age at Company-sponsored functions that are approved by a Senior Vice-President or above.

Relationships at Work

We strongly recommend that each associate strive to keep relationships at work professional and business related. While we recognize that occasionally two associates may become personally involved, we ask you to consider all alternatives, outcomes, and consequences before proceeding. The same caveat applies to relatives (a domestic partner or any one of the following related by blood, marriage, or adoption: spouse, parent, in-law, child, brother, sister, aunt, uncle, nephew, niece, and cousin). Related associates can create situations that may cause unnecessary pressures, charges of favoritism, and difficulties with morale. If behavior becomes unprofessional at any time, corrective action up to and including termination will occur. In order to avoid any conflict of interest, associates who are romantically involved or are related as outlined above cannot be in a reporting relationship. It is the associates’ responsibility to promptly inform their management and Human Resources of any such relationship. The Company reserves the right to reassign or terminate one or both of the associates.

Company Investigations

We encourage associates to become actively involved in all aspects of our business. This is one way we can ensure that our partnerships are productive and that team members have the information and resources needed to carry out their responsibilities and exceed expectations.

This is particularly true when we conduct investigations. All associates are required to cooperate with members of the Human Resources, Legal and Loss Prevention Departments so that issues can be investigated and resolved expeditiously. We will maintain confidentiality of the investigation to the extent reasonable and possible under the circumstances. Retaliation against any associate who participates in good faith in an investigation is prohibited. Failure to cooperate in an investigation will result in corrective action up to and including termination.

Company Information and Assets

Accuracy of Company Records and Financial Integrity

Accurate records and financial integrity are essential to our business. All Company records, information and accounts must be accurately maintained at all times and fairly reflect the Company’s assets, liabilities and transactions. The Company is required to establish and maintain appropriate accounting procedures and accurate books and records that reflect all corporate assets, liabilities and transactions and that ensure that the Company’s funds are used properly. All of the Company’s public disclosures and communications should also be full, fair and accurate, timely and understandable, including all reports filed with or furnished to securities regulators, and accurately reflect our financial performance. Associates may not make any false statements, misleading or artificial entries, or material omissions or misrepresentations in any of the Company’s books, financial records, or other documents or communications. Associates must accurately disclose all transactions to the Company’s internal auditors and independent external auditors. The Company strives for fairness and accuracy with all our records and reports.

The Company is owned by the public and its shares are listed for trading. As a result, the Company is obligated to make various disclosures to the public. The Company is committed to full compliance with all requirements applicable to its public disclosures. The Company has implemented disclosure controls and procedures to assure that its public disclosures are timely, compliant and otherwise full, fair, accurate, and understandable.

All associates responsible for the preparation of the Company’s public disclosures, or who provide information as part of that process, have a responsibility to ensure that such disclosures and information are complete, accurate and in compliance with the Company’s disclosure controls and procedures.

Associates are expected to cooperate fully with our internal auditors and independent external auditors and management to ensure that the Company fulfills its responsibilities. It is a violation of Company policy to unduly or fraudulently influence, coerce, manipulate or mislead our internal auditors or independent external auditors regarding our financial statements, accounting practices or internal controls.

If you have any concerns relating to the Company’s accounting, auditing, financial reporting or internal controls, you must immediately inform the Chief Financial Officer or General Counsel or call the Company’s toll-free anonymous ethics hotline (888.388.8666). All reports will be treated confidentially to the extent reasonable and possible under the circumstances. Retaliation against associates reporting concerns in good faith is prohibited.

Confidential Information

Associates are entrusted with valuable confidential information and trade secrets relating to our businesses. Examples of confidential information and materials include financial information; business plans and strategies; sales results; marketing plans and strategies; inventory and pricing information; potential new product lines; future product designs, fabrications and fits; company handbooks and manuals; and personal information regarding associates, vendors and customers. Associates are prohibited from using confidential information other than in the performance of their duties for the Company and are prohibited from disclosing such information to unauthorized individuals in or outside the Company. If you leave the Company for any reason, you must return all confidential information and materials before your last day of employment. Even after your separation, your confidentiality obligations will continue with respect to any confidential information you may have learned during your employment.

No associate should directly talk to or respond to questions from financial analysts, brokers, investors, outside attorneys or the media (e.g., newspapers, newsletters, periodicals, radio, television). If an associate is contacted by any of these persons, he or she should immediately report the contact to the Chief Financial Officer or General Counsel.

Maintaining the confidentiality of personal information relating to our associates customers, vendors and suppliers is important. Access to these records is limited to those associates who need to use the information in performing their job duties and appropriate steps should be taken to safeguard such information against inappropriate use and disclosure both inside and outside the Company. Salary information, performance assessments, disciplinary action, and medical and benefits information are examples of personal confidential information and may be discussed only with management and Human Resources.

Securities Laws and Insider Trading

In the course of their duties, associates and Directors may be exposed to information about the Company or other companies that is not available to the general public. The use of such non-public or “inside” information for securities trading purposes is strictly forbidden, whether by the associate, Director or any of his or her family members or any other person to whom the associate or Director may have communicated the information. It is not only unethical, but also illegal and could expose such individual to civil and criminal penalties.

U.S. law prohibits anyone who possesses “material” non-public information about a company to trade its stock or other securities. “Material” information is usually defined as any information that might influence a reasonable investor to buy, sell or hold stock. Common examples include financial results, financial forecasts, possible mergers, acquisitions or divestitures, significant product developments and major changes in business direction. U.S. law also prohibits anyone who possesses material, non-public information from using it to tip anyone else who might trade on it.

Violation of the law may result in civil and criminal penalties, including fines or jail sentences. Associates or Directors who are uncertain about the legal rules governing purchases and sales of securities they wish to make or whether information constitutes material, non-public information should review the “J. Crew Group, Inc. Insider Trading Policy,” and, if applicable, the “J. Crew Group, Inc. Trading Manual,” and, if questions persist, consult the General Counsel before trading. Any associate who engages in, or is suspected of engaging in, insider trading will be subject to immediate termination as well as possible civil and criminal penalties.

Computers, Other Equipment and Network Security

All computers provided to you or to which you have access are Company property. All communications and information transmitted by, received from, created by or stored in our computers (whether through word processing programs, electronic mail, the Internet or otherwise) are also Company property. In addition, only legitimately purchased “original software,” licensed to and/or purchased by us, may be loaded onto our computers.

The physical security of our computer network and of our environment is the responsibility of all associates. This includes protecting and securing computers and other equipment, and protecting and maintaining the confidentiality and integrity of information used to access our networks (including IDs, passwords, hand-held authentication devices, pass codes and building access key cards). The same precautions must be taken to protect our electronic data, application software and any reports. You should log off the network or activate a password-protected screensaver whenever you leave you computer terminal or data device unattended or unsecured.

Public electronic networks such as the Internet raise the potential for unauthorized access to email and other files transmitted over such networks. Data security over public networks simply cannot be guaranteed. Therefore, all associates are responsible for ensuring that sensitive information is sufficiently protected before it is routed via the Internet or other public networks. In addition, computer software, email messages and files may contain viruses or other destructive programming that could jeopardize computer and network security. You must use a virus protection software program supplied by us on all computers used to conduct business. Any use of public domain or shareware software must be approved in advance by the IT Department.

Electronic Communications

Whether communicating face-to-face or by means of electronic communication tools, such as the computer, telephone, fax and voice mail, all associates are responsible for meeting the standards of professional behavior and conduct. Consideration must be given to the sensitivity or confidentiality of all communications. Email messages, computer information, fax communications and voice mail are considered Company property and associates should not have any expectation of privacy. Company policies concerning discrimination and harassment apply fully to the use of these communication tools, including the prohibited use of our computers to send or receive email messages or files that are illegal, sexually explicit, abusive, profane, offensive or inappropriate in any way. Unless prohibited by law, we reserve the right to monitor, access and disclose any of this information as necessary or appropriate for our business purposes.

In addition to the general etiquette of electronic communications, the use of these devices is subject to special legal requirements in most jurisdictions. Sending technical data via the Internet to another country or, in some instances, to a national or citizen of another country, involves export/import laws of the transmitting and receiving countries. Similarly, many nations restrict certain commercial applications of electronic communications. If you have any questions about what the proper course of conduct is, you should contact the Legal Department.

Calls to the (900) area code, 576 exchange or similar caller paid services are prohibited. Personal calls should be minimal and brief. Associates must identify any unusual or excessive calls.

Limited Personal Use of Corporate Resources

Company assets are intended for use in supporting and conducting our business, but associates are permitted limited and reasonable personal use of certain business equipment and systems. When using our corporate resources for personal use, associates are expected to exercise good judgment and keep personal use to a minimum. Personal use of Company resources is limited to basic office services and systems such as telephones, photocopiers, fax machines and personal computers.

Personal use of Company resources must conform to the following guidelines:

•	It must be in compliance with all governmental laws and regulations as well as Company policies, standards and guidelines.

•	It must not interfere with work responsibilities.

•	It must not interfere with required business communications.

•	It must not interfere with our ability to compete effectively.

•	It must not be used in the support or operation of any other business.

•	It must not be used in a manner or for a purpose that would reflect unfavorably upon our reputation, such as use in pursuit of illegal, unethical or otherwise questionable goals

Occasional limited use of the Internet and other public networks for personal reasons is also permissible. However, you must not use these resources in a manner that could bring liability to or damage our reputation or interfere with your work responsibilities or the responsibilities of others. Additionally, you must also abide by all security procedures and controls to protect the integrity and security of our data and networks. If you have any questions about whether something is a permitted personal use, you should contact Human Resources.

Other Company Assets

Every associate and Director is personally responsible for taking all reasonable steps to protect the Company’s assets entrusted to that associate or Director. This obligation to protect the Company’s assets extends to the Company’s property, products and intellectual property, including trademarks, trade secrets, patents and copyrights, as well as business, marketing and service plans, manufacturing ideas, designs, records, and any unpublished data and reports.

Bribes & Improper Payments

What is acceptable in the commercial business environment may be unacceptable in dealings with the government. There are strict laws that govern providing or offering to provide gifts, including meals, entertainment, transportation and lodging, to domestic and foreign government officials and employees for the purpose of achieving certain ends. Since these laws are broadly written and legal penalties for you and the Company are severe, associates, Directors and our agents may not provide gifts or anything of value to any government officials or employees or members of their families in connection with Company business without specific authorization from the Chief Financial Officer or General Counsel. In addition, all associates worldwide must abide by the U.S. Foreign Corrupt Practices Act in addition to local laws.

Conformity with Import/Export, Labeling, Advertising, Credit, and Other Regulations

The Company’s business is subject to substantial regulation by various federal and state agencies. For example, merchandise imported from outside the United States is subject to regulation by the U.S. Customs Service. It is the Company’s policy to conduct our import and export operations in accordance with applicable laws and regulations. Each associate whose duties relate to the import or export of goods is responsible for informing him or herself of applicable laws and regulations and acting in accordance with and promoting compliance with those laws and regulations. Labeling, packaging, and advertising, including catalogs, must comply with regulations of the U.S. Federal Trade Commission. Federal, state and/or local sales or use taxes are required to be collected and remitted in connection with sales of merchandise.

All associates are required to be aware of the laws and regulations applicable to their area of responsibility, to consult with the associate ultimately responsible for compliance with regulations applicable to their area, and to consult with the Legal Department, as appropriate.

Contacts with Competitors

Laws governing competition (“antitrust laws”) exist in most of the countries where the Company does business. Under these laws, companies may not enter into agreements with each other, however informally, that unreasonably restrict the functioning of the competitive market system.

Examples of prohibited agreements include agreements or understandings between competitors concerning prices or other sales terms, such as the timing or amount of price changes, dates of special sales or promotions or store operating hours; agreements to divide markets or customers or to control or limit the type or brand of merchandise sold; agreements to boycott certain vendors, suppliers or customers; or a company’s understanding with its suppliers that they will not sell to the company’s competitors. In the United States and many other countries, these types of agreements are illegal and can subject the associate and the Company to damage awards, fines and criminal penalties.

In all contacts with competitors, you should avoid discussing prices or pricing practice, terms and conditions of sales, costs, profits or profit margins, inventories, marketing and merchandise plans, market surveys and studies, production plans and capabilities, the selection, quality or termination of suppliers—and, of course, any other proprietary or confidential information. Such discussions can later be used as evidence of illegality. Courts can — and do —

infer illegal agreements based on “loose talk,” informal discussions, or the exchange of information between competitors. If a competitor raises any of these subjects, even lightly or with apparent innocence, inform the competitor that you are not at liberty to discuss such matters. When attending seminars and trade association or similar meetings where competitors are brought together, be mindful of the difference between permitted and prohibited discussions.

Comparison shopping in competitors’ stores to check prices, merchandise or display techniques is helpful to maintaining a competitive retail operation. However, comparative shopping must be treated as sensitively as any other contact with a competitor. When in a competitor’s store, do not enter any area of the store that is not open and accessible to the public. Do not ask for or accept any documents, including price lists, that are not generally available to the public. If you are recognized and greeted by store employees, keep conversation to permissible subjects and be mindful of this Code.

Under no circumstances may any associate or Director engage in prohibited anti-competitive behavior. Associates who are uncertain about how the legal rules in this area might be relevant to their duties should consult the Legal Department. Any associate who is contacted by an outside attorney or a regulator for any reason should immediate report this contact to the Legal Department.

Associate Discount

Associates and their spouses, same sex domestic partners and IRS recognized dependents are entitled to a discount on all J.Crew purchases. Independent members of an associate’s family, such as parents or siblings, are not entitled to the discount. Federal tax law requires that the value of any discount extended to a same sex domestic partner be taxed as wages to the associate, and that the Company must include the value of the discount as wage income to the associate.

Product Integrity

Offering our customers a quality product that we are proud of and will stand behind is central to the Company’s business strategy. In addition to our own standards, each item must be produced, packaged, and labeled in full compliance with applicable legal requirements and our marketing and advertising must be truthful.

Intellectual Property

The Company owns and retains the sole rights to all business-related and merchandise-related designs, concepts, improvements, discoveries, and ideas an associate conceives or makes during the course of his or her employment with the Company.

J.Crew Trademarks

Our trademarks are valuable assets. They represent what we are as a brand and we expect all associates to help protect them at all times. In some instances, individuals or other third parties may attempt to sell counterfeit merchandise using our trademarks. If you find any merchandise bearing any portion of our trademarks on the labels, hang tags, price tags, packaging or otherwise, it is your responsibility to promptly inform the Legal or Loss Prevention Department.

Respecting Intellectual Property Rights

As much as we consider our intellectual property rights to be important, we also respect the legal intellectual property rights of others in their brands, designs, software and other legally protected materials. Associates are prohibited from making unauthorized copies of material from books, magazines, newspapers, videotapes or software programs. While you may generally make a copy for your own business use, making multiple copies without permission violates copyright laws. For example, copying software may be a copyright violation and must not be done except where specifically permitted by contract or license. Undocumented software and illegal copies of software will not be used, maintained or supported at the Company. It is each associate’s responsibility to become familiar with all the restrictions on the use or duplication of software so that any licensing agreement is not violated or compromised. Other types of intellectual property, such as music, literary works, photographs, film, video and other published material, may also have legal protection. Before you distribute or copy such property, check with the Legal Department to be sure that the Company has the legal right to do what you propose.

It is the Company’s policy to compete solely on the merits of our products and services. Accordingly, false or misleading statements or innuendo about our competitors, their products or their services will not be tolerated. All comparisons of our products or services with those of our competitors must be accurate and factually supported.

Associates are strictly forbidden from using any illegal or unethical methods to gather competitive information. This includes stealing proprietary information or trade secret information or attempting to induce disclosure of such information by past or present associates of other companies through misrepresentation or other means. Anyone with even the slightest concern about the legality of information they possess or the means by which it was gathered should consult with the Legal Department. Associates should treat information about our competitors with sensitivity and discretion. This information should be made available only in the proper context and to associates with a legitimate need to know.

Conflicts of Interest

Associates and Directors should avoid any activity that may create an actual or apparent conflict of interest with the Company. A conflict of interest occurs when personal interests interfere with an associate’s or Director’s ability to exercise judgment objectively in the best interests of the Company. Associates and Directors may not have a financial interest in any organization that does business with the Company, except for insignificant holdings of public companies.

Outside Employment

Associates may not be employed by, or engage in, a business or activity that is in competition with the Company without the prior written approval of Human Resources. Associates who freelance or consult for a company not directly in competition with us may not use our time, facilities, resources or supplies for such work.

Disclosing Actual or Apparent Conflicts of Interest

Associates must promptly disclose all outside employment or business enterprises in which they are involved to Human Resources so that the Company may evaluate the potential impact on the Company. In addition, associates must disclose to Human Resources any financial interests the associate or a member of the associate’s family has in any company that competes with or does business with the Company. Generally, the Company will not do business with any entity in which an associate or member of an associate’s family has an economic interest, including employment, unless the relationship is disclosed in advance and the transaction is deemed to be in the best interest of the Company. The Company may take any action it determines to be appropriate to avoid, prevent or eliminate an actual or potential conflict of interest. This may include, but is not necessarily limited to a transfer, reassignment, change in responsibilities or termination.

In addition to the disclosures noted above, if you know or have reason to believe that an actual or potential conflict of interest may exist with respect to your interests and the interests of the Company, you are required to disclose the actual or potential conflict, in writing, to Human Resources or the Legal Department for evaluation. Any violation of this policy may result in disciplinary action, up to and including termination. Please note that this policy does not prohibit an associate from engaging in conduct protected by law, including conduct protected by laws and regulations regarding employment discrimination, occupational safety, and health and labor relations.

Corporate Opportunities

Associates may not appropriate to themselves, or to any other person or organization, the benefit of any business venture, opportunity or potential opportunity that they learn about in the course of their employment and that is in the Company’s line of business without first obtaining the Company’s consent. It is never permissible for associates to compete against the Company, either directly or indirectly. All associates and Directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Fair Dealing

The Company is committed to dealing fairly and honestly with its customers, suppliers, competitors and associates. Associates are expected to conduct business in the best interest of the Company, regardless of personal preference. Associates should not take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, falsification, misrepresentation of material facts or any other intentional unfair dealing practice.

Associates may not directly or indirectly (e.g. through a family member) solicit, accept or retain any gift or personal benefit from any vendor, supplier, landlord, customer or other party with whom the Company has a business relationship or which is seeking to do business with the Company. A “personal benefit” means any type of gift, use of facilities, favor, entertainment, service, loan, compensation or anything of monetary value. The only exceptions to these prohibitions are the following situations, which are circumstances that the Company believes have no reasonable likelihood of improperly influencing its associates:

•	Normal business courtesies involving no more than amenities, such as a meal or occasional tickets to sporting or cultural events.

•	Personal gifts with a value less than $50 individually or in the aggregate from any single source in a given year.

•	Loans from financial institutions made in the ordinary course of business on customary terms and at prevailing rates.

•	Paid trips or accommodations in connection with Company business if prior approval of the Chief Financial Officer, General Counsel or Senior Vice-President of Human Resources has been obtained.

Associates may not give any money or any gift to any executive or employee of any vendor, supplier, or any other organization if doing so could reasonably be construed as having any connection with the Company’s business relations. In no event may a gift exceeding $50 be given without specific authorization from the Chief Financial Officer, General Counsel or Senior Vice-President of Human Resources. All gifts must be properly documented on an expense report in accordance with Company policy.

Doing business in an honest and fair manner with our vendors and suppliers means that associates responsible for buying or leasing materials and services on behalf of the Company must do so objectively. We choose to deal with our vendors and suppliers on the basis of the price, quality and desirability of their goods and services. Associates must not accept or seek out any benefit from a vendor or supplier or potential vendor or supplier that would even appear to compromise their judgment in any way. In addition, it is against Company policy to require that any vendor or supplier give up trade with our competitors or purchase our products and services in order to continue their relationship with us, unless there is a legitimate business purpose for doing so. Failure to adhere to this policy could also constitute a violation of antitrust laws.

Questions & Clarifications

Please note that the provisions contained in this Code of Ethics and Business Practices are only a summary of the Company’s policies and that they may be described in greater detail in the Associate Handbook. In addition, there may be additional important policies contained in the Associate Handbook that are not reflected in this Code. You should refer to the Associate Handbook for further clarification or information and you may also direct questions or requests for clarification or information to Human Resources or the Legal Department.

Acknowledgement

This is to acknowledge that I received, read, and understand the Company’s Code of Ethics and Business Practices. I agree to comply fully at all times with the standards and policies contained in this Code and any other legal or compliance standards, policies or procedures of the Company and understand that compliance with such standards, practices and procedures is a condition of my continued employment with the Company.

Signature:

Name:

Date: